Exhibit 99 to First M & F Corporation Form 8-K

                             FIRST M & F CORPORATION

FOR IMMEDIATE RELEASE                 FOR MORE INFORMATION
September 9, 1998                          Bobby Thompson
                                           Chief Financial Officer
                                           (601) 289-8569
--------------------------------------------------------------------------------

First M&F Corp., First Bolivar Capital Corp. sign definitive agreement

KOSCIUSKO, Miss.-(NASDAQ:FMFC)- First M&F Corporation and First Bolivar Capital Corporation of Cleveland, MS jointly announced today that they have signed a definitive agreement for First M&F Corp. to acquire First Bolivar Capital Corp. and its subsidiary, First National Bank of Bolivar County. This announcement was made by First M&F Corp. Chairman and CEO Hugh S. Potts, Jr., First Bolivar Capital Corp. Chairman Don Blackwood, M.D., and First National Bank of Bolivar County President and CEO Doug Springer.

First National Bank of Bolivar County, headquartered in Cleveland, had reported assets of $39.8 million as of August 31, 1998. The bank will be merged into First M&F Corp.'s Merchants and Farmers Bank subsidiary and will retain its local management team.

Under the agreement, 243,243 shares of First M&F Corp. common stock will be exchanged for all First Bolivar Capital Corp. issued and outstanding shares. Based on a First M&F Corp. stock price of $37, the value of this transaction is approximately $9 million. The transaction will be a tax-free exchange and is subject to approval by the stockholders of First Bolivar Capital Corp. and regulatory authorities.

Potts said that FNB of Bolivar County would strengthen the M&F Bank community banking franchise.

"We are pleased to affiliate with FNB," Potts said, "in a combination that is beneficial to both banks' customers, employees and shareholders. Cleveland is an excellent market with great potential."

Blackwood and Springer said that they look forward to the market advantages that a larger bank can provide.

"With the economies of scale and data processing capacity that M&F Bank brings, we can offer more products and services to our customers than ever before," Springer said. "We also look forward to partnering with a Bank that shares the same values as we do."

First M&F Corp., parent of Merchants & Farmers Bank, is a $645 million bank holding company with banking locations throughout Central and North Mississippi.